UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 1, 2021

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 234-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.01 par value	CLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 1, 2021, Continental Resources, Inc. (the “Company”) entered into a purchase and sale agreement (the “Agreement”) with Parsley Energy, LLC (“Parsley Energy”), Parsley Energy, L.P. (“Parsley LP”), Parsley Minerals, LLC (“Parsley Minerals”), and Parsley Energy Operations, LLC (together with Parsley Energy, Parsley LP and Parsley Minerals, the “Sellers”), and solely for the limited purposes set forth in the Agreement, Pioneer Natural Resources Company (“Pioneer”), pursuant to which the Company agreed to purchase (a) 100% of the issued and outstanding limited liability company interests of Jagged Peak Energy LLC, which in turn owns 100% of the issued and outstanding limited liability company interests of Parsley SoDe Water LLC, and (b) certain oil and gas assets and properties in the Permian Basin (collectively, the “Acquisition”). The assets to be purchased pursuant to the Agreement include (1) approximately 92,000 net acres located in Ward, Winkler, Reeves and Pecos Counties, Texas, with the vast majority being operated assets, (2) approximately 50,000 net royalty acres in the same area normalized to a 1/8th royalty, (3) producing properties with production totaling approximately 55,000 net barrels of oil equivalent per day, of which approximately 70% is oil, based on historical 3-stream reporting and including anticipated volumes from in-progress wells expected to be completed by first quarter 2022, and (4) extensive water infrastructure, together with related assets, rights, interests and contracts, for a purchase price of $3,250,000,000 in cash, subject to customary closing price adjustments. Under the terms of the Agreement, the Company has paid a cash deposit to the Seller in an amount equal to 10% of the unadjusted purchase price. The Company currently expects to fund the purchase price and related transaction costs with respect to the Acquisition through a combination of funding sources, including cash on hand, utilization of credit facility borrowing capacity, and the issuance of debt securities and/or bank term loan facilities.

The Agreement contains customary representations and warranties, covenants, termination rights and indemnification provisions for a transaction of this size and nature, provides the parties thereto with specified rights and obligations and allocates risk among them in a customary manner. The Company expects the Acquisition to close on or about December 21, 2021, subject to customary closing conditions, with an economic effective date of October 1, 2021. Completion of the acquisition is subject to a number of conditions. There can be no assurance that the Acquisition will be consummated at all or on the expected timing. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Agreement contains representations, warranties and other provisions that were made only for purposes of the Agreement and as of specific dates and were solely for the benefit of the parties thereto. The Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business or operational information about the Company, the Sellers or Pioneer or the assets to be acquired from the Sellers. The representations and warranties made by the Company and the Sellers in the Agreement may be (i) qualified by disclosure schedules containing information that modifies, qualifies or creates exceptions to such representations and warranties and (ii) subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

2.1	Purchase and Sale Agreement, dated November 1, 2021, by and among Continental Resources, Inc., Parsley Energy, LLC, Parsley Energy, L.P., Parsley Minerals, LLC, Parsley Energy Operations, LLC and, solely for the limited purposes set forth in the Agreement, Pioneer Natural Resources Company.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL RESOURCES, INC.
(Registrant)

By:	/s/ James R. Webb
James R. Webb
Senior Vice President, General Counsel, Chief Risk Officer & Secretary

Date: November 5, 2021